UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)
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PERFICIENT, INC.
(Name of Registrant as Specified in Its Charter)

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PERFICIENT, INC.

Notice of Annual Meeting of Stockholders
To Be Held May 23, 2018

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of the Stockholders of Perficient, Inc. ("Perficient" or the "Company") will be held at 555 Maryville University Dr., Suite 600, Saint Louis, Missouri, 63141, on May 23, 2018 at 9:00 a.m. local time, for the following purposes:

1. To elect six directors to hold office for a term of one year or until their successors have been duly elected and qualified;

2. To approve, on an advisory basis, a resolution relating to the 2017 compensation of the named executive officers as disclosed in the accompanying Proxy Statement;

3. To ratify KPMG LLP as the Company's independent registered public accounting firm for the 2018 fiscal year; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of Perficient has fixed the close of business on March 26, 2018 as the record date for the determination of Company stockholders entitled to notice of, and to vote at, the 2018 Annual Meeting. Only holders of record of Perficient common stock at the close of business on that date will be entitled to notice of, and to vote at, the 2018 Annual Meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the 2018 Annual Meeting will be available for inspection at 555 Maryville University Dr., Suite 600, Saint Louis, Missouri, 63141, during ordinary business hours for the ten-day period prior to the 2018 Annual Meeting.

Your attention is directed to the accompanying Proxy Statement for further information regarding each proposal to be made at the 2018 Annual Meeting.

Whether or not you plan to attend the 2018 Annual Meeting, you are asked to complete, sign, and date a proxy and return it promptly by mail or, alternatively, to vote your proxy by telephone or the Internet according to the instructions on your proxy card. You may revoke your proxy at any time prior to the 2018 Annual Meeting. If you decide to attend the 2018 Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the 2018 Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 23, 2018.

The Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com and at www.perficient.com under the heading "Investor Relations" and then "SEC Filings."

By Order of the Board of Directors

/s/ Paul E. Martin
Paul E. Martin
Secretary

April 11, 2018

PERFICIENT, INC.

Proxy Statement for Annual Meeting of Stockholders

This Proxy Statement is furnished by the Board of Directors (the "Board") of Perficient, Inc., a Delaware corporation ("Perficient" or the "Company"), in connection with the solicitation of proxies to be used at the 2018 Annual Meeting of Stockholders (the "Meeting") to be held on May 23, 2018 at 555 Maryville University Dr., Suite 600, Saint Louis, Missouri, 63141, at 9:00 a.m. local time, and at any adjournment or postponement thereof. The principal executive offices of Perficient are located at 555 Maryville University Dr., Suite 600, Saint Louis, Missouri, 63141.

This Proxy Statement and the accompanying Notice and Proxy, or the Notice Regarding Internet Availability of Proxy Materials (the "E-Proxy Notice"), as applicable, are being mailed to stockholders on or about April 11, 2018. The E-Proxy Notice contains instructions on how to access an electronic copy of our proxy materials, including this Proxy Statement and the Company's 2017 Annual Report. The E-Proxy Notice also contains instructions on how to request a paper copy of the Company's 2017 Annual Report, this Proxy Statement and a proxy card.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders and the E-Proxy Notice. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Only holders of record of Perficient common stock, $0.001 par value per share ("Common Stock"), at the close of business on the record date, March 26, 2018 (the "Record Date"), will be entitled to vote at the Meeting, and any adjournment thereof. On the Record Date, there were 34,956,083 shares of Common Stock outstanding and entitled to vote. Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon. Votes cast, either in person or by proxy, will be tabulated by Broadridge, the Company's proxy facilitator.

Quorum Required

The Company's bylaws provide that the holders of a majority of the Company's outstanding shares of stock entitled to vote at the Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Effect of Broker Non-Votes and Abstentions

A broker "non-vote" occurs on an item when shares held by a bank, broker, or other nominee are present or represented at the Meeting but such nominee is not permitted to vote on that item because the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner of the shares. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained and will have no effect on the outcome of the vote on any such matter.  Accordingly, we encourage you to direct your nominee to vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.

In tabulating the voting results for the proposals being voted on at the Meeting, shares that constitute abstentions are not, pursuant to our bylaws, considered votes cast on the proposal.  Accordingly, abstentions will not affect the outcome of such proposals.
E-Proxy Notice

The Company has elected to use the U.S. Securities and Exchange Commission (the "SEC") rule that allows companies to furnish their proxy materials over the Internet. As a result, the Company is mailing to many of its stockholders an E-Proxy Notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the E-Proxy Notice will have the ability to access the proxy materials over the Internet at the website www.proxyvote.com and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the E-Proxy Notice. In addition, the E-Proxy Notice contains instructions on how you may request to access proxy materials in printed form by mail or electronically on an ongoing basis. Employing this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

A stockholder may request a paper copy of the proxy materials at no cost by selecting from one of the options below:

•	By Internet: www.proxyvote.com
•	By telephone: 1-800-579-1639
•	By sending an e-mail to: sendmaterial@proxyvote.com

Stockholders will need the information on the E-Proxy Notice that is printed in the box marked by the arrow.

 Voting Procedures

Holders of record of the Common Stock may vote using one of the following methods:

In Person: Stockholders of record may attend the Meeting and vote in person.

By Mail: If you requested or received a hard copy of this Proxy Statement, stockholders of record may vote by completing, signing, dating, and returning the proxy card in the accompanying self-addressed envelope, which does not require postage if mailed in the United States.

By Internet: Stockholders of record may vote by the Internet by following the instructions included on the E-Proxy Notice that you received in the mail or, if you requested or received a hard copy of this Proxy Statement, on the enclosed proxy card. Stockholders electing to vote by the Internet may incur Internet access charges.

By Telephone: Stockholders of record may vote by telephone by following the instructions included on the proxy card if you requested or received a hard copy of this Proxy Statement. Stockholders electing to vote by telephone may incur telephone access charges.

Proxies submitted by telephone or the Internet are treated in the same manner as if the stockholder had signed, dated, and returned the proxy card by mail. Therefore, stockholders of record electing to vote by telephone or the Internet should not return their proxy cards by mail.

If a proxy is properly signed by a stockholder and is not revoked, the shares represented thereby will be voted at the Meeting in the manner specified on the proxy, or if no manner is specified with respect to any matter therein, such shares will be voted by the person designated therein in accordance with the recommendations of the Board as indicated in this Proxy Statement. If any of the nominees for director are unable to serve or for good cause will not serve, an event that is not anticipated by Perficient, either (i) the shares represented by the accompanying proxy will be voted for a substitute nominee or substitute nominees designated by the Board; or (ii) the Board may determine to reduce the size of the Board. A proxy may be revoked by a stockholder at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of Perficient, duly executing and delivering to the Secretary of Perficient a proxy bearing a later date (by mail, telephone or internet), or voting in person at the Meeting. Attendance alone at the Meeting will not revoke a proxy. If you plan to attend the Meeting in person, please bring proper identification and proof of ownership of your shares.

Please note that you MAY NOT USE your E-Proxy Notice to vote your shares; it is NOT a form for voting. If you send the E-Proxy Notice back, your vote will not count.

Householding

In some instances, only one copy of the proxy materials, including the E-Proxy Notice, is being delivered to multiple stockholders sharing an address, unless we have received instructions from one or more of the stockholders to continue to deliver multiple copies.  We will deliver promptly upon oral or written request a separate copy of the proxy materials to any stockholder at your address.  If you wish to receive a separate copy of proxy materials, requests should be directed to Mr. Paul E. Martin, Perficient, Inc., 555 Maryville University Dr., Suite 600, Saint Louis, Missouri, 63141, telephone number (314) 529-3600.  If you have received only one copy of the proxy materials and wish to receive a separate copy for each stockholder in the future, you may call us at the telephone number listed above or write us at the address listed above.  Alternatively, stockholders sharing an address who now receive multiple copies of the proxy materials may request delivery of a single copy, also by calling us at the number listed above, or writing to us at the address listed above.

Solicitation of Proxies

Perficient will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of the E-Proxy Notice, this Proxy Statement, the proxy card, and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. Perficient may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The directors, officers, employees, or agents of Perficient may solicit proxies by mail, telephone, telegram, or other means. No additional compensation will be paid to these individuals for any such service.

PROPOSAL 1. ELECTION OF DIRECTORS.

  At the Meeting, six directors will be elected to hold office for a term expiring at the next Annual Meeting of Stockholders.  The nominees for election (the "Nominee Directors") are:

    Jeffrey S. Davis;
    Ralph C. Derrickson;
    James R. Kackley;
    David S. Lundeen;
    Brian L. Matthews; and
    Gary M. Wimberly.

With the exception of Gary M. Wimberly, each Nominee Director is currently serving as a director of Perficient.  The Board approved an increase in the size of the Board from five members to six members to be effective at the Meeting.  The Nominating & Governance Committee nominated Mr. Wimberly to fill the resulting vacancy.  Each Nominee Director has consented to being named in this Proxy Statement and to serve as a director if elected until a successor is elected and qualified or until the director's earlier resignation or removal.

If any of the Nominee Directors listed above becomes unable to serve or for good cause will not serve, an event that is not anticipated by the Company, either (i) the shares represented by the proxies will be voted for a substitute nominee or substitute nominees designated by the Board; or (ii) the Board may reduce the size of the Board. At this time, the Board knows of no reason why any of the persons listed above may not be able to serve as directors if elected.

Directors and Executive Officers

The name and age of each of the Nominee Directors and executive officers of Perficient and their respective positions with Perficient are listed in the table below. Additional biographical information concerning each of the Nominee Directors and executive officers, including the period during which each such individual has served Perficient, follows the table.

Name	Age	Position
Jeffrey S. Davis	53	President, Chief Executive Officer and Chairman
Kathryn J. Henely	54	Chief Operating Officer
Paul E. Martin	57	Chief Financial Officer, Treasurer and Secretary
Ralph C. Derrickson	59	Director
James R. Kackley	75	Lead Director
David S. Lundeen	56	Director
Brian L. Matthews	60	Director
Gary M. Wimberly	57	Director Nominee

Jeffrey S. Davis became the Chief Executive Officer and a member of the Board in 2009 and was elected Chairman of the Board in February 2017. He previously served as the Chief Operating Officer of the Company following its acquisition of Vertecon in April 2002, and was named the Company's President in 2004. He served the same role of Chief Operating Officer at Vertecon from October 1999 to its acquisition by the Company. Before Vertecon, Mr. Davis was a Senior Manager and member of the leadership team in Arthur Andersen's Business Consulting Practice, where he was responsible for defining and managing internal processes, while managing business development and delivery of all products, services and solutions to a number of large accounts. Mr. Davis also served in a leadership position at Ernst & Young LLP in the Management Consulting practice and in industry at Boeing, Inc. and Mallinckrodt, Inc. Mr. Davis is an active volunteer member of the board of directors of the Cystic Fibrosis Foundation of St. Louis and a member of the University of Missouri Trulaske College of Business advisory board. Mr. Davis has a M.B.A. from Washington University and a B.S. degree in Electrical Engineering from the University of Missouri.

Kathryn J. Henely was appointed as the Company's Chief Operating Officer in 2009.  Ms. Henely joined the Company in the St. Louis office following its acquisition of Vertecon in 2002.  Ms. Henely was the General Manager of the St. Louis office and the Vice President for the Company's largest business group, which included several local and national business units along with the Company's offshore development center in China. Prior to her appointment to Chief Operating Officer she actively participated in the due diligence and integration of several acquisitions within her business group. Additionally, she led the establishment of the Strategic Advisory Team and Corporate Recruiting organization. Ms. Henely received her M.S. in Computer Science from the University of Missouri-Rolla and her B.S. in Computer Science from the University of Iowa.

Paul E. Martin joined the Company in August 2006 as Chief Financial Officer, Treasurer and Secretary. From August 2004 until February 2006, Mr. Martin was the Interim co-Chief Financial Officer and Interim Chief Financial Officer of Charter Communications, Inc. ("Charter"), a publicly traded multi-billion dollar revenue domestic cable television multi-system operator. From April 2002 through April 2006, Mr. Martin was the Senior Vice President, Principal Accounting Officer and Corporate Controller of Charter, and was Charter's Vice President and Corporate Controller from March 2000 to April 2002. Prior to Charter, Mr. Martin was Vice President and Controller for Operations and Logistics for Fort James Corporation, a manufacturer of paper products with multi-billion dollar revenue. From 1995 to February 1999, Mr. Martin was Chief Financial Officer of Rawlings Sporting Goods Company, Inc., a publicly traded multi-million dollar revenue sporting goods manufacturer and distributor. Mr. Martin received a B.S. degree with honors in accounting from the University of Missouri – St. Louis. Mr. Martin is also a member of the board of the St. Louis chapter of Autism Speaks.
Ralph C. Derrickson became a member of the Board in July 2004. Mr. Derrickson has more than 28 years of technology management experience in a wide range of settings including start-up, interim management, and restructuring situations. Currently, Mr. Derrickson is Senior Vice President of Avizia, Inc. a telemedicine company that acquired Carena, Inc. ("Carena") in October of 2017.  Prior to the acquisition, Mr. Derrickson was President & CEO of Carena, a virtual medicine services company. Prior to joining Carena, Mr. Derrickson was the managing director of venture investments at Vulcan Inc., an investment management firm headquartered in Seattle, Washington, from October 2001 to July 2004. Mr. Derrickson is a founding partner of Watershed Capital, an early-stage venture capital firm, and is the managing member of RCollins Group, LLC, a management advisory firm.  From September 2009 to July 2012 he served as a board member of Array Health Solutions. He also previously served as a board member of Metricom, Inc., a publicly traded company, from April 1997 to November 2001, and as Interim CEO of Metricom from February 2001 to August 2001. From June 1993 to June 1997, he served as vice president of product development at Starwave Corporation, one of the pioneers of the Internet. Earlier, Mr. Derrickson held senior management positions at Metricom, Inc., Starwave Corporation, and NeXT Computer, Inc. He has served on the boards of numerous start-up technology companies. Mr. Derrickson serves on the Executive Advisory Board of the Burek Center for Entrepreneurship and Innovation at the University of Washington. Mr. Derrickson also serves on the Board of Trustees of Hyla Middle School on Bainbridge Island, Washington. He is a member of the board of Life Science Washington (formerly the Washington Biotechnology & Biomedical Association (WBBA)) in Seattle, Washington. Mr. Derrickson is on the Dean's Advisory Board of the Golisano College of Computing and Information Sciences at the Rochester Institute of Technology.  Mr. Derrickson holds a bachelor's degree in systems software from the Rochester Institute of Technology.

James R. Kackley became a member of the Board in December 2010 and served as non-executive Chairman from November 2011 to February 2017 when he was appointed Lead Director. He previously served on the Board of Orion Energy Systems, Inc., a leading innovator in power technology, having served as President and Chief Operating Officer in 2009 and 2010. He became a director in 2005 and served as non-executive Chairman of the Board from 2010 to 2016. Prior to 2000 he served as Managing Partner—Chief Financial Officer of Andersen Worldwide SC. Mr. Kackley spent more than three decades at Arthur Andersen LLP and Andersen Worldwide. He served as a partner in both the U.S. and Worldwide firms from 1974. He served as an adjunct Professor at the Kellstadt School of Management at DePaul University from 1999 to 2002. He was a director of Herman Miller, Inc. from 2003 to 2014, a director of PepsiAmericas Inc. from December 2004 to February 2010, and a director of Ryerson Inc. from February to October 2007. Mr. Kackley has been involved in a number of civic and charitable organizations. He currently serves as a Life Trustee of Northwestern University and as a Life Trustee at the Museum of Science and Industry (Chicago). Mr. Kackley received his undergraduate degree from Northwestern University.

David S. Lundeen became a member of the Board in 1998. Mr. Lundeen was a founding angel investor and currently serves as the Chairman of the Audit Committee. Mr. Lundeen was a founding angel investor, board member and venture investor of Parago, Inc. ("Parago"), a leading corporate incentives and rebate company, from 1999 until 2014. Parago grew from zero revenue in 1999 to over $120 million in revenue in 2014. He served on Parago's board until its sale to Blackhawk Network Holdings, Inc. in November 2014 for $290 million. Beginning in 1999, Mr. Lundeen was an angel investor, venture investor and board member of Tipping Point, Inc., a network security company, until its sale to 3Com Corporation in January 2005 for $442 million. From 1999 through 2002, he was a co-founder and a partner of Watershed Capital, a venture capital firm, based in Mountain View, California. From early 1995 through 1997, Mr. Lundeen was CFO and COO of BSG Corporation, in Austin, Texas. Mr. Lundeen orchestrated a growth turnaround, taking BSG from an unprofitable $35 million business to a profitable $65 million business. BSG was sold to Per Se Technology for $350 million in 1996. From 1990 until 1995, he was employed by Blockbuster Entertainment Corporation in Ft. Lauderdale, Florida, first as head of Mergers and Acquisitions and Corporate Finance and later as President of Blockbuster's Technology Division during the last two years of his tenure. Blockbuster was sold to Viacom in September 1994 for $7.6 billion. Prior to Blockbuster, Mr. Lundeen was an investment banker with Drexel Burnham Lambert in New York City. He worked for Booz, Allen & Hamilton in Chicago from mid-1985 through 1987. Prior to Booz, Allen & Hamilton, he spent one year at Anderson Consulting (now Accenture Plc) in Chicago. Mr. Lundeen received a B.S. in Engineering from the University of Michigan in 1984 and a M.B.A. from the University of Chicago in 1988.

Brian L. Matthews became a member of the Board in April 2017. Mr. Matthews has more than 24 years of experience in investing in, and managing, software technology companies. Currently Mr. Matthews is a Co-Founder and General Partner of Cultivation Capital, a venture capital company. In addition, he is a Co-Founder and General Partner of the SixThirty FinTech Accelerator as well as a co-founder of River City Internet Group. River City Internet Group is an Internet holding company that focuses on software, Internet access, and hosting products. Prior to starting Cultivation Capital, Mr. Matthews, a serial technology entrepreneur, co-founded and assisted in the sale of the following technology companies: Primary Network to Mpower Communications (MPWR) in 2000, Primary Webworks to Perficient in 2001, CDM Fantasy Sports to Fun Technologies, a Liberty Media Company (LCAPA) in 2006, and IntraISP to Clearwire Communications (CLWR) in 2007. Mr. Matthews began his career at McDonnell Douglas from 1981 through 1993. Mr. Matthews also has roles as a member of the University of Missouri - St. Louis Chancellors Council, a board member of Givable.org, and as a board member of T-REX, a technology coworking space. Mr. Matthews holds a BS degree in Mechanical Engineering from the Missouri University of Science & Technology.

Gary M. Wimberly has been nominated for election to the Board for the first time at the Meeting.  Mr. Wimberly is a senior information technology executive with extensive experience in integrating and growing business, building strong, collaborative relationships with customers and driving innovation and leading change across complex organizations. Mr. Wimberly has served multiple industries including: software development, management consulting, healthcare, retail, manufacturing and consumer packaged goods. From October 2004 to March 2016, Mr. Wimberly served as Senior Vice President and Chief Information Officer ("CIO") for Express Scripts Inc. (ESRX)("Express Scripts").  Prior to joining Express Scripts, from June 1999 to October 2004, Mr. Wimberly held key leadership positions in logistic and manufacturing systems for Mallinckrodt Worldwide. From August 1995 to June 1999, Mr. Wimberly served as a senior manager with Ernst & Young LLP.  Mr. Wimberly is a board member of several charitable, advisory and industry boards, including the Cystic Fibrosis Foundation of St. Louis, the Washington University Information Systems Advisory Board, the ITEN Technology Advisory Board and the St. Louis CIO Board. Mr. Wimberly received his bachelor's degree in Computer Science from the University of Missouri-Columbia in 1983.

There are no family relationships between any of the Company's directors and executive officers.

COMPOSITION AND MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

The size of the Board is currently set at five directors although the Board approved an increase from five members to six members to be effective at the Meeting. The Nominating & Governance Committee nominated Mr. Wimberly to fill the resulting vacancy.  John S. Hamlin served as a member of the Board until the 2017 Annual Meeting of Stockholders (the "2017 Meeting"), at which Mr. Hamlin retired from the Board.

The Board has affirmatively determined that a majority of the directors qualify as independent directors as defined by SEC regulations and Nasdaq listing standards. The current independent directors are Ralph C. Derrickson, James R. Kackley, David S. Lundeen, and Brian L. Matthews.  The Board has also determined that Gary M. Wimberly, if elected, would qualify as an independent director as defined by SEC regulations and Nasdaq listing standards.

During 2017, the Board held seven meetings and acted by unanimous written consent three times. Mr. Hamlin served as a member of the Board until the 2017 Meeting.  Mr. Matthews became a member of the Board in April 2017.  Each of the directors that served on the Board during 2017 attended each of the meetings of the Board and the meetings of the committees on which such director served, in each case during the portion of 2017 for which the director served on the Board.  Each director is encouraged to attend the Annual Meeting.  Four of the directors attended the 2017 Meeting by telephone, and Mr. Davis attended the meeting in person.

Committees of the Board of Directors

The Board has created a Compensation Committee, an Audit Committee, and a Nominating & Governance Committee. Each member of these committees is independent as defined by SEC regulations and Nasdaq listing standards.

Compensation Committee

The Compensation Committee establishes salaries, incentives, and other forms of compensation for Perficient's directors, executive officers, and key employees, and administers its equity incentive plans and other incentive and benefit plans. During 2017, this committee held three meetings and acted by unanimous written consent two times.  James R. Kackley, Ralph C. Derrickson, and David S. Lundeen serve on the Compensation Committee. Mr. Kackley serves as Chairman of the Compensation Committee. For 2017, the Board has affirmatively determined that each of Messrs. Kackley, Derrickson, and Lundeen qualifies as an independent director as defined by Nasdaq listing standards.  Additional information regarding the Compensation Committee is included in the section entitled "Compensation Discussion and Analysis" beginning on page 8.  A copy of the current Compensation Committee Charter is available on the Company's website, www.perficient.com.

Audit Committee

 The Audit Committee has the sole authority to appoint, retain, and terminate the Company's independent accountants and is directly responsible for the compensation, oversight, and evaluation of the work of the independent accountants. The independent accountants report directly to the Audit Committee. The Audit Committee also has the sole authority to approve all audit engagement fees and terms and all non-audit engagements with the Company's independent accountants. The Audit Committee must pre-approve all audit and permitted non-audit services to be performed for the Company by the independent accountants, subject to certain exceptions provided by the Securities Exchange Act of 1934, as amended (the "Exchange Act"). A copy of the current Audit Committee Charter is available on the Company's website, www.perficient.com.

This committee held four meetings during 2017. David S. Lundeen, Ralph C. Derrickson, and James R. Kackley serve on the Audit Committee.  Mr. Lundeen serves as Chairman of the Audit Committee. The Board has determined that each of Messrs. Lundeen, Derrickson, and Kackley qualifies as an independent director as defined by Nasdaq listing standards and Rule 10A-3 of the Exchange Act, and further determined that each member has sufficient knowledge and experience in financial matters to perform his duties on the committee.  For 2017, the Board affirmatively determined that each of Messrs. Kackley and Lundeen qualified as an "audit committee financial expert" within the meaning of SEC regulations and that each has accounting and related financial management expertise within the meaning of Nasdaq listing standards.

Nominating & Governance Committee

The Nominating & Governance Committee is responsible for establishing the criteria for selecting directors, recommending to the Board individuals for election or re-election, overseeing orientation and continuing education programs, advising the Board on corporate governance practices, recommending chairpersons of each of the Board committees, and reporting annually on the performance of the Board.  A copy of the current Nominating & Governance Committee Charter is available on the Company's website, www.perficient.com.

Based on the recommendation of the Nominating & Governance Committee, the Board has adopted a set of Corporate Governance Guidelines. These Corporate Governance Guidelines, which are subject to annual review by the Nominating & Governance Committee, provide a framework within which the Board and executive officers fulfill their respective responsibilities and reflect the Board's commitment to monitor the effectiveness of decision-making both at the Board and senior executive management level.  A copy of the current Corporate Governance Guidelines is available on the Company's website, www.perficient.com.

This committee held two meetings during 2017.  Ralph C. Derrickson, James R. Kackley, and Brian L. Matthews currently serve on the Nominating & Governance Committee, with Mr. Matthews joining the committee in February 2018.  Mr. Derrickson serves as Chairman of the Nominating & Governance Committee.  John S. Hamlin, a former director of the Company who retired from the Board at the 2017 Meeting, served as the Chairman of this committee until February 2017, when Mr. Derrickson was added as a member of the committee and became Chairman. Mr. Hamlin served on this committee until his retirement at the 2017 Meeting.  For 2017, the Board affirmatively determined that each of Messrs. Derrickson and Kackley qualifies as an independent director as defined by Nasdaq listing standards.  Prior to his retirement, the Board affirmatively determined that Mr. Hamlin qualified as an independent director as defined by Nasdaq listing standards.

Director Qualifications

When considering whether directors and nominees have the experience, qualifications, attributes, diversity, and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company's business and structure, the Nominating & Governance Committee and the Board focused primarily on the information discussed in each of the directors' individual biographies set forth on pages 3-4.  In particular:

•
With regard to Mr. Davis, the Board considered his extensive knowledge and understanding of the Company and its operations, as well as his more than 20 years of experience in technology management and consulting.

•	With regard to Mr. Derrickson, the Board considered his strong business and entrepreneurial background, especially his extensive technology management experience in diverse settings.
•	With regard to Mr. Kackley, the Board considered his financial acumen, his strong background in business, and extensive board experience at both private and public companies.
•	With regard to Mr. Lundeen, the Board considered his financial acumen, his strong background in business, finance and investment banking, and his vast and diverse board experience.
•	With regard to Mr. Matthews, the Board considered his strong business and entrepreneurial background, especially his extensive experience with investing in, and managing, technology firms.
•
With regard to Mr. Wimberly, the Board considered his extensive experience in integrating and growing businesses, building strong, collaborative relationships with customers and driving innovation and leading change across complex organizations.

Identification of Director Candidates

The Nominating & Governance Committee is responsible for evaluating potential or suggested director nominees and identifying individuals qualified to become members of the Board. This committee will also evaluate persons suggested by stockholders and conduct the appropriate inquiries into the backgrounds and qualifications of all possible nominees. The Nominating & Governance Committee has established criteria for selecting new director nominees, which includes knowledge of business, industry and economic environment, educational background, professional experience, and availability to serve as a director of the Company.  Under the Corporate Governance Guidelines, a person may not stand for election after age 79.  When identifying nominees to serve as director, the Nominating & Governance Committee will consider candidates with diverse business and professional experience, skills, gender, and ethnic background, as appropriate, in light of the current composition and needs of the Board.  The Nominating & Governance Committee will assess the effectiveness of this policy annually in connection with the nomination of directors for election at the Annual Meeting of Stockholders.  Each nominee should be a person of integrity and be committed to devoting the time and attention necessary to fulfill his or her duties to the Company. Please see the section entitled "Stockholder Proposals for Next Annual Meeting" on page 26 for additional information regarding certain notice and other requirements applicable to director nominations made by stockholders.

Board Leadership and Risk Oversight

The Board regularly considers the appropriate leadership structure for the Company and whether the same individual should serve as the Company's CEO and Chairman of the Board or whether different individuals should serve in these positions. The Board believes that it is important to retain the flexibility to make this determination from time to time to reflect the structure that the Board believes will provide the best leadership to the Company and to best serve the interests of the Company's stockholders.  While the Board has determined to combine these roles currently, it may elect in the future to separate them.  Mr. Davis currently serves as the Company's President, CEO and Chairman of the Board.  Mr. Kackley currently serves as the Lead Director (as elected by the independent directors).

The Board has responsibility for the oversight of risk management.  The Board, either as a whole or through its committees, regularly discusses with management the Company's major risk exposures, their potential impact on the Company, and the steps necessary to manage them.  While the Board is ultimately responsible for risk oversight at the Company, the committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk.  In particular, the Audit Committee meets periodically with management in order to review the Company's significant financial risk exposures and the steps management has taken to monitor and control such exposures. The Nominating & Governance Committee focuses on the management of risks associated with board organization, membership and structure, succession planning for the directors and executive officers, and corporate governance.  Finally, the Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from compensation policies and programs.

Communications with the Board

Communications by stockholders or by other parties may be sent to the Board by U.S. mail or overnight delivery and should be addressed to the Board of Directors c/o Secretary, Perficient, Inc., 555 Maryville University Dr., Suite 600, Saint Louis, Missouri, 63141. Communications directed to the Board, or one or more directors, will be reviewed by the Secretary and forwarded to the Board as appropriate.  Communications may be made anonymously.

COMPENSATION OF DIRECTORS

The Company uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board. When recommending changes to director compensation, the Company considers the significant amount of time they expend in fulfilling their duties to the Company, as well as the skill level required of members of the Board.  A director who is also an employee of the Company, such as Mr. Davis, the Company's CEO, is not entitled to any additional compensation for service on the Board, including as its Chairman.

For 2017, the Board compensation plan provided the following for non-employee directors:

•
Each new non-employee director, in connection with his or her election or appointment to the Board, will be granted restricted stock with a value of $100,000, based on the closing market price of the Common Stock on the date of election or appointment to the Board vesting ratably on the last day of each calendar quarter over the immediately succeeding two years;

•
Subject to continuing Compensation Committee approval, on the first business day in November of each year, each then-serving non-employee director (except the Chairman of the Board) will be granted an annual award of restricted stock with a value of $25,000, based on the highest closing stock price of the Common Stock during the period from the date of the applicable Compensation Committee meeting and the first business day following the Company's earnings release for the third quarter, vesting ratably on the last day of each calendar quarter over the immediately succeeding one year;

•
Subject to continuing Compensation Committee approval, on the first business day in November of each year, the then-serving Chairman of the Board will be granted an annual award of restricted stock with a value of $40,000, based on the highest closing stock price of the Common Stock during the period from the date of the applicable Compensation Committee meeting and the first business day following the Company's earnings release for the third quarter, vesting ratably on the last day of each calendar quarter over the immediately succeeding one year;

•
For each open-market purchase of Common Stock by non-employee directors, the Company will match the purchase with the grant of an equal number of shares, not to exceed $25,000 in value, vesting ratably over a two-year period;

•	All director restricted stock awards are subject to accelerated vesting upon a change in control;
•	Each non-employee director will be entitled to receive an annual cash fee of $35,000 paid in quarterly installments;
•	Each non-employee director will receive $2,500 for each regularly scheduled quarterly meeting of the Board attended in person or $1,250 if attended telephonically;
•	Each non-employee director will receive $1,000 for each special meeting of the Board if attended in person or $500 if attended telephonically;
•	The non-employee director serving as Chairman of the Board will receive an additional fee payable at the rate of $4,000 per quarter;
•	The non-employee director serving as Chairman of the Audit Committee will receive an additional fee payable at the rate of $4,000 per quarter; and
•	The non-employee director serving as Chairman of the Compensation Committee will receive an additional fee payable at the rate of $2,750 per quarter.

Because Mr. Kackley had received the annual stock grant for services as the Chairman in November 2016, he did not receive any additional compensation in connection with his transition to the Lead Director in February 2017. Beginning in 2018, the Lead Director will receive an additional fee payable at the rate of $4,000 per quarter.

The Compensation Committee determined to continue the above director compensation in 2018, subject to the change in compensation as noted above for the Lead Director.

 Mr. Davis, as Chairman of the Board, does not receive any additional compensation for his service on the Board. His compensation as an employee of the Company is shown in the "Summary Compensation Table" on page 13. The following table provides information relating to total compensation amounts paid to non-employee members of the Board in 2017:

2017 DIRECTOR COMPENSATION
Name (1)	Fees Paid in Cash ($)	Stock Awards ($) (2)(3)(4)	Total ($)
Ralph C. Derrickson (5)	$41,500	$25,000	$66,500

John S. Hamlin (6)	19,365	-	19,365

James R. Kackley (7)	69,750	50,000	119,750

David S. Lundeen (8)	58,750	25,000	83,750

Brian L. Matthews (9)	29,923	125,000	154,923

(1)
Mr. Wimberly is standing for election to the Board for the first time at the Meeting. Accordingly, he did not receive any director compensation in 2017.  If elected, Mr. Wimberly would receive an award of restricted stock with a value of $100,000, based on the closing market price of the Common Stock on May 23, 2018, the date of his election to the Board. The award would vest ratably on the last day of each calendar quarter over the immediately succeeding two years, and would fully accelerate upon a change-in-control of the Company.

(2)	Amounts listed represent the aggregate grant date fair value, with respect to restricted stock awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation ("ASC Topic 718"). In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of the 2017 amounts were disclosed in Notes 2 and 8 to the Company's consolidated financial statements for 2017, included in the Company's Annual Report on Form 10-K filed with the SEC on March 1, 2018.
(3)
To calculate the number of shares to be issued in the November 2017 restricted stock awards, the Company used the highest closing stock price during the period from the date of the applicable Compensation Committee meeting and the first business day following the Company's earnings release for the third quarter of 2017. Accordingly, Messrs. Derrickson, Kackley, Lundeen, and Matthews received a restricted stock award of 1,286 shares on November 3, 2017. The grant date fair value is based on the per share closing market price of the Common Stock on October 31, 2017 of $19.45.

(4)	In addition to the annual restricted stock award received by each Director, as described in footnote (3): (a) due to Mr. Kackley's open market purchase, he received a matching stock award of 1,296 shares on November 16, 2017 with a grant date value of $25,000 based on the per share closing market price of Common Stock of $19.30: and (b) Mr. Matthews received his initial stock award grant of 5,855 shares on April 7, 2017 with a grant date value of $100,000 based on the per share closing market price of Common Stock of $17.08.
(5)
As of December 31, 2017, Mr. Derrickson had 1,679 shares of unvested restricted stock outstanding with a market value of $32,019, based on the closing market price of the Common Stock of $19.07 on December 29, 2017.

(6)	Due to Mr. Hamlin's retirement from the Board at the 2017 Meeting, he forfeited any shares of restricted stock unvested as of the 2017 Meeting.
(7)
As of December 31, 2017, Mr. Kackley had 2,956 shares of unvested restricted stock outstanding with a market value of $56,371, based on the closing market price of the Common Stock of $19.07 on December 29, 2017.

(8)
As of December 31, 2017, Mr. Lundeen had 965 shares of unvested restricted stock outstanding with a market value of $18,403, based on the closing market price of the Common Stock of $19.07 on December 29, 2017.

(9)
As of December 31, 2017, Mr. Matthews had 4,624 shares of unvested restricted stock outstanding with a market value of $88,180 based on the closing market price of the Common Stock of $19.07 on December 29, 2017.

Vote Required and Board of Directors' Recommendation

Each outstanding share of Common Stock is entitled to one vote on each of the six director positions to be filled at the Meeting.  The affirmative vote of the holders of a majority of the votes cast, excluding abstentions, at the Meeting is required for the election of each director.  Stockholders do not have cumulative voting rights in the election of directors, meaning they cannot aggregate their votes on all seats to be filled and vote them on a lesser number of nominees or a single nominee.

The Board recommends a vote "FOR" the election of each of the Nominee Directors.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis
Overview

The Compensation Committee of the Board is responsible for reviewing, evaluating and approving the agreements, plans, policies, and programs of the Company to compensate its officers and directors. The Compensation Committee consists of Messrs. Kackley, Derrickson and Lundeen.

The Compensation Committee makes all decisions related to the compensation package of the CEO. To determine the compensation of the CEO, the Compensation Committee reviews the individual performance of the CEO in the context of the Company's performance as well as the analysis of its independent compensation consultant, Lockton Companies LLC ("Lockton").  For the compensation packages of the named executive officers, other than himself, the CEO annually reviews their performance, including individual contribution and demonstrated leadership, and external market references and presents individual compensation recommendations to the Compensation Committee. The Compensation Committee reviews the recommendations of the CEO as well as the analysis of Lockton. The Compensation Committee has the authority to accept, modify, or disregard the CEO's compensation recommendations. These compensation packages are the result of the evaluation and judgment of the Compensation Committee, rather than a precise formula. The Compensation Committee does not specifically focus in any material way on any of the individual compensation elements discussed below but considers the compensation elements as a whole.

At the 2017 Meeting, the "Advisory Vote on Executive Compensation" proposal (the "say on pay" vote) received support from approximately 97% of votes cast.  The Compensation Committee considered these results in determining the Company's compensation plans and programs for 2017.

Executive Compensation Objectives and Elements of Compensation

During 2017, certain types of compensation were provided to the named executive officers of the Company set forth in the "Summary Compensation Table" at page 13, who are:

•	Jeffrey S. Davis, CEO and President;
•	Kathryn J. Henely, COO; and
•	Paul E. Martin, CFO.

The objectives of the Company's compensation programs are to:

•	Recruit and retain top executive officers with the experience and skills to aid and to support the Company's growth;
•	Recognize job responsibility and offer competitive and compelling compensation programs that provide executives with an incentive to continue to expand their contributions to the Company;
•	Reward individuals for their continued contribution to the success of the Company, including the Company's execution against its business plan and creation of stockholder value; and
•	Allow employees to acquire a proprietary interest in the Company as an incentive to remain employed with the Company.

The Company's compensation programs are designed to attract, retain, and reward executives who are responsible for achieving the business objectives necessary to assure both revenue and profit growth while providing clients of the Company with the highest quality solutions and services. A significant portion of compensation paid to executives is directly related to delivering revenue and profit growth and other factors that influence stockholder value, thereby aligning executive interests closely with stockholder interests. This leads the Company to focus more on variable compensation than on base salary. The Company's variable compensation programs for executives are structured to pay for high performance and are typically dependent on the Company's financial results. It is the Company's view that including an incentive-based compensation element keeps management motivated and retains top executives to ensure the Company's long-term success. Each named executive officer is rewarded with, or has the opportunity to receive, the following types of cash and non-cash compensation:

•	Base salary;
•	Performance-based annual cash bonus award;
•	Long-term equity incentive compensation; and
•	Company-sponsored employee benefits, such as life insurance benefits and a tax-qualified savings plan (401(k) plan).

In accordance with their respective employment agreements, Messrs. Davis and Martin may also be entitled to severance and the potential acceleration of vesting of long-term equity awards upon a termination of employment for certain specified reasons or a change in control. Ms. Henely is not entitled to any such payments or accelerated vesting of her long-term equity awards.

There is no predetermined policy for allocating compensation between these elements and each type of compensation is designed to achieve a specific purpose in line with the objectives of the Company's compensation philosophy.

Compensation Consultant

The Compensation Committee has the discretion to directly engage the services of a compensation consultant or other advisors. The Compensation Committee has engaged Lockton, an independent compensation consulting firm, on an as-needed basis to serve as the Compensation Committee's compensation consultant. Lockton's executive compensation consultant does not own any shares of the Company's stock. There are no personal or business relationships between the Lockton consultants and any executive of the Company. In addition, there are no personal relationships between the Lockton consultants and any member of the Compensation Committee. Lockton maintains a detailed conflict of interest policy in order to ensure that the Compensation Committee receives conflict-free advice. Lockton did not provide additional services to the Company in excess of $120,000 during 2017. The project-based consulting fee received by Lockton in connection with its services to the Compensation Committee is less than 1% of Lockton's annual revenue.

Peer Group

In 2017, Lockton conducted a comprehensive assessment to determine if the Company's named executive officer compensation is comparable to the Company's peers and a market median. The market median was comprised of a combination of market compensation data from peer company proxy statements as well as published industry sources utilizing companies that operate in the computer programming services industry with revenue of less than $500 million (the "external market").  The following companies were included in the peer group: Acxiom Corp.,  Aspen Technology, Inc., Blackbaud, Inc., Ciber, Inc., Commvault Systems, Inc., Computer Task Group, Inc., CSG Systems, Inc., EVERTEC, Inc., ExlService Holdings, Extreme Networks, Manhattan Associates, MicroStrategy, Inc., NCI, Inc., NetScout Systems, Inc., NeuStar, Inc., SS&C Technologies Holdings, Inc., Ultimate Software Group and Virtusa Corporation.  The report prepared by Lockton analyzed the proposed compensation to be paid to the Company's named executive officers for 2017.  While the data and input provided by Lockton is a factor in its analysis of various compensation elements, the Compensation Committee makes the final determination on all compensation decisions.

Base Salary

The named executive officers are offered a competitive salary in order to retain their services and to also reward their performance with the Company. For the CEO and CFO, salary is set as part of a written agreement that has been approved by the Compensation Committee, but may be increased from time to time with the approval of the Board. Several factors are considered by the Compensation Committee when determining and approving an employment agreement or arrangement for a named executive officer. These factors include the named executive officer's performance relative to the Company's goals and objectives, such as the Company's financial performance and relative stockholder return. For newly hired executives, the individual's relevant experience in the industry is considered.  The base salary of other executive officers of the Company is recommended by the CEO after his review of the aforementioned factors with final approval given by the Compensation Committee.

The Compensation Committee determined that the base salary of the named chief executive officer and chief financial officer were below the desired 50th percentile of the external market and the base salary of the named chief operating officer was slightly above the desired 50th percentile of the external market.  As such, the Compensation Committee approved increases during February 2017 to bring the CEO's and CFO's salaries closer to the recommended targeted position, and an increase to the COO's salary to keep her total direct compensation competitive according to the analysis performed by Lockton. The increase was deemed appropriate due to the importance of the roles of the named executive officers and the Company's compensation strategy. See the "Summary Compensation Table" at page 13 for a detailed discussion of the named executive officers' base salaries for years 2015, 2016, and 2017.

Performance-Based Executive Bonus Plan

The named executive officers are eligible for cash bonuses under the Executive Bonus Plan, which is tied to the Company's operating performance. The determination of bonus payments is based on various targets and factors. Annual incentive targets are an integral component of compensation that link and reinforce executive decision making and performance with the annual objectives of the Company. The Compensation Committee has the discretion to determine the appropriate performance criteria, which is objective and established in writing during the first quarter of each year. Typically, these targets include an Adjusted Generally Accepted Accounting Principles Earnings Per Share ("Adjusted GAAP EPS") target that must be met and is discussed and agreed upon by the Compensation Committee and management during the Company's annual planning process. Adjusted GAAP EPS is a performance measure defined as net income plus amortization of intangibles, stock compensation expense, acquisition-related costs and adjustments, and other infrequent or non-cash items, including related tax effects, divided by shares used in computing diluted net income per share, which is not in accordance with U. S. Generally Accepted Accounting Principles ("U.S. GAAP").

Management and the Compensation Committee believe in the importance of structuring a bonus arrangement that pays the Company's stockholders first.  Therefore, no incentive bonuses are payable to the Company's executives until the Company surpasses the Adjusted GAAP EPS target established by the Compensation Committee. However, final overall funding decisions are made after the end of the year based upon the Company's performance against this target, and are subject to approval by the Compensation Committee.

In February 2017, the Compensation Committee determined that under the Executive Bonus Plan, a portion of the bonus pool was to be funded upon the achievement of Adjusted GAAP EPS in excess of $1.14 (and earnings in excess of the portion of the bonus pool funded would be retained by the Company), and the bonus pool would not be fully funded until the achievement of Adjusted GAAP EPS at $1.35.  The Compensation Committee implemented this "stair-step" feature based on the recommendation of management to ensure that the Company's executives and management would share in the benefits of increased earnings on Common Stock with the Company's stockholders.  Management and the Compensation Committee believe the inclusion of the "stair-step" feature in the 2017 Executive Bonus Plan furthers the Company's policy of paying stockholders before executives are rewarded for Company performance.

In accordance with the original approval of the Executive Bonus Plan, the Compensation Committee reassessed the Executive Bonus Plan targets and adjusted upward the threshold target to Adjusted GAAP EPS of $1.16 and adjusted downward the target to fully-fund the bonus pool to Adjusted GAAP EPS at $1.27. These adjustments reflect acquisitions completed by the Company during 2017 and the exclusion of certain other non-recurring items.

For 2017, the Company achieved $1.23 Adjusted GAAP EPS.  However, the Compensation Committee, at management's recommendation, reduced the funding of the bonus plan and paid cash incentive bonus compensation at 37.5% of the target funding level based on the Company's performance with respect to certain key metrics.

The short-term incentive target for the named executive officers is generally competitive with the external market in the study provided by Lockton. Lockton's review of executive compensation for 2017 and prior years demonstrated that the Company's Executive Bonus Plan targets have been consistently aggressive compared to the external market.

Cash Bonuses Associated with the 2017 Tax Act

As a result of the one-time benefit the Company received under the Tax Cuts and Jobs Act of 2017 (the "2017 Tax Act") and to facilitate retention of the Company's executive employees, the Compensation Committee approved the payment by March 15, 2018 of supplemental bonuses in the aggregate amount of $2.8 million to employees of the Company that are eligible to participate under the Executive Bonus Plan. The bonus recipients included the named executive officers. Messrs. Davis and Martin and Ms. Henely were awarded bonuses in the amounts of $300,000, $70,000, and $98,750, respectively.

Long-Term Equity Incentive Compensation

Share-based compensation such as restricted stock awards are granted to executives on a discretionary basis by the Compensation Committee. The grants are typically made in the first quarter of each year.  It is the Company's current practice to grant awards of restricted stock instead of stock options. See additional discussion of these awards at the "2017 Grants of Plan-Based Awards" table at page 15. The Company believes that this type of incentive compensation rewards the highest quality management and will retain that management in the future. Share-based payments allow the executives to obtain a proprietary interest in the Company and therefore participate in the profit and success of the Company in meeting its objectives and goals.  Additionally, by focusing on equity-based compensation, the Company is able to provide competitive total compensation packages and use cash resources to operate and expand the business.

The vesting period for long-term equity incentive awards to employees of the Company is three years with one-third of the award vesting on each anniversary of the date of the grant. Currently, there are no performance conditions associated with the share-based awards granted by the Company.  Award amounts and the timing of grants are determined by the Compensation Committee.  In 2017, the long-term equity incentive awards granted by the Company were primarily in the form of restricted stock although a limited number of restricted stock units were granted to certain international employees in substitution for restricted stock.  One-third of each award made to the named executive officers in 2017 vests on each anniversary of the date of grant through 2020.  Any potential acceleration of the vesting schedules pursuant to a change in control or a termination is discussed on page 17 under "Potential Payments Upon Termination and/or Change in Control."

The Compensation Committee utilized the report prepared by Lockton to determine how the long-term incentives granted to the Company's named executive officers, like share-based payments, compared to the market median (see discussion under "Peer Group" for additional information). The analysis showed that the aggregate value of the equity awards received by the Company's named executive officers was below the 50th percentile of the external market for the CEO, COO, and CFO, when long term incentive awards are calculated based on a percentage of base salary. However, since total cash compensation was at or above the 50th percentile, based on the competitive peer data contained in the Lockton report and the Compensation Committee's approval, no adjustment was made to equity awards for the named executive officers executive's compensation component tied to the Company's stock (determined based on a multiple of the executive's base salary) as shown in the table below:

	2016 Multiple of Base Salary	2017 Multiple of Base Salary
CEO	4.00X	4.00X
COO	2.75X	2.75X
CFO	2.75X	2.75X

Total Direct Compensation Analysis

Based on the analysis performed by Lockton for 2017, actual total direct compensation paid to the CEO, COO, and CFO was at or below the 50th percentile of the peer group. This corresponds to the Compensation Committee's goal to pay compensation comparable to the Company's peers while still providing executives of the Company with the opportunity to increase the value of their compensation package through extraordinary performance.

Company Sponsored Benefit Plans

The named executive officers are provided with primarily the same Company-sponsored health, welfare, and retirement benefits as all other employees, including life insurance benefits and a tax-qualified retirement savings plan. The Company provides all employees with basic life insurance in the amount of two times their annual salary with a $100,000 minimum benefit and a $400,000 maximum benefit. In addition to the standard life insurance, the Company retains a $1.5 million life insurance policy for the CEO. The benefit on this policy is payable to the CEO's beneficiary, as applicable, upon death.  The Company also provides short- and long-term disability benefits to all employees, including the named executive officers, at no cost, for 60% of base salary for up to 90 days and 60% of base salary up to a maximum benefit of $10,000 per month after 90 days, respectively.  In addition to the standard short- and long-term disability benefits, the Company pays for additional disability coverage for the CEO, which provides a monthly income benefit of $15,000 for five years.

The Perficient 401(k) Employee Savings Plan (the "401(k) Plan") is a tax-qualified retirement savings plan to which all employees, including the named executive officers, are able to contribute from 1% to 100% of their annual salary on a before-tax basis, up to the limits established by the Internal Revenue Code of 1986, as amended (the "Code"). During 2017, the Company matched 50% of contributions of the first 6% of eligible compensation contributed by participants, comprised of 25% in cash and 25% in Company stock. Employee contributions to the 401(k) Plan vest upon contribution and Company matching funds are fully vested after three years of service. In 2015, the Company amended the 401(k) Plan to exclude executive bonus amounts from the definition of compensation, which reduced permitted and matching contributions for the executives.

Attributed costs of the benefits described above for the named executive officers for the year ended December 31, 2017 are included in the "All Other Compensation" column of the "Summary Compensation Table" at page 13.

Severance Benefits

The Company has entered into employment agreements with the CEO and CFO, which contain severance and change in control provisions. Severance benefits under the agreements are payable upon a "double-trigger."  In other words, although the employment agreements provide for accelerated vesting of equity upon a change in control, additional payments under the agreements are only triggered upon both a change in control and termination of employment.

The Company provides a level of severance benefits that the Compensation Committee believes is necessary to provide a competitive compensation package to these senior executives.  Maintaining these arrangements enables the Company to attract and retain senior executives, provide senior executives with a degree of certainty regarding their future employment relationship, and ensure the continued commitment of senior executives in the event of a potential or actual change in control.  Payments upon a change in control also further align the interests of the executives with those of the stockholders.  Providing change in control benefits is designed to reduce the reluctance of management to pursue potential change in control transactions that may be in the best interests of the stockholders, and helps ensure stability in the event of a change in control of the Company.

The Compensation Committee further believes that the level of severance benefits and vesting of outstanding equity awards under the employment agreements, including multiples of pay, are consistent with market practice and necessary for the Company to be competitive in attracting and retaining talent in the Company's industry, and are also commensurate with each senior executive's level of responsibility.

Finally, the Compensation Committee believes that the potential payments to be made upon termination and/or change in control are an important part of executive compensation as structured at the Company.  As discussed above, Company executives are generally paid a lower base salary than market but receive long-term equity compensation at a greater rate than the market.  The focus on variable compensation helps to retain executives and reward them for performance over time.  Due to this philosophy, offering potential payments upon termination and/or change in control is an attractive compensation element that allows the executives to become equalized with market compensation should these events occur.

Additional information regarding severance and other change in control benefits is provided in the section entitled "Potential Payments upon Termination and/or Change in Control" beginning at page 17.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under applicable tax laws. Generally, the Company's policy is to structure compensation so that executive compensation is tax-deductible. However, the Compensation Committee retains the flexibility to approve compensation in certain cases that will not be tax deductible in order to ensure competitive levels of total compensation for its executive officers while creating and improving stockholder value. In these situations, the Compensation Committee has approved compensation that is non-deductible under Section 162(m) of the Code ("IRC Section 162(m)").

IRC Section 162(m) historically limited the deductibility of certain executive officer compensation to $1 million, unless the compensation qualified as "performance-based." The Company's stockholders previously approved the Perficient, Inc. Plan for Tax Deductible Executive Incentive Compensation (the "2017 162(m) Plan") in June 2017.  The 2017 162(m) Plan formalized the Company's practices for awarding bonuses under the Executive Bonus Plan, which is administered by the Compensation Committee.  The 2017 162(m) Plan was structured to avoid the limitations on deductibility imposed by IRC Section 162(m) in order to allow the Company to deduct the bonus amounts paid under the Executive Bonus Plan.  Taxable income associated with restricted stock awards, however, is subject to the limitations of IRC Section 162(m).  The named executive officers were awarded bonuses in February 2018 with respect to Company performance in 2017 under the 2017 162(m) Plan.

For 2017, the total compensation for income tax purposes of the named executive officers, including base salary, bonus and vesting of restricted stock awards, was in excess of $1,000,000.  Due primarily to the vesting of restricted stock awards, a portion of the amount of compensation in excess of $1,000,000 was not deductible.

On December 22, 2017, with the enactment of the 2017 Tax Act, the performance-based compensation award exception under IRC Section 162(m) was eliminated (unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017), making all compensation paid to a named executive officer that is greater than $1 million per year non-deductible. As a result, compensation paid to our named executive officers in excess of $1 million per year may not be deductible for taxable years commencing after December 31, 2017. Further, no assurance can be given that compensation intended to satisfy the requirements for exemption from IRC Section 162(m) in fact will be deductible. Despite the change in law, the Compensation Committee intends to continue to implement compensation programs that it believes are competitive while creating and improving stockholder value.

Anti-Hedging and Anti-Pledging Policy

The Board has previously adopted an anti-hedging and anti-pledging policy that generally prohibits directors and executive officers from entering into hedging and pledging transactions involving our Common Stock. Prohibited transactions include, but are not limited to, purchasing Common Stock on margin, short sales of the Common Stock and buying or selling put or call options or other derivative instruments related to the Common Stock. Under the policy, the Board may grant exceptions on a limited case-by-case basis based on the Board's assessment of the potential risk to the Company and its stockholders and may subject such transactions to conditions to reduce risk to the Company and its stockholders.

Risk Oversight of the Company's Compensation Policies and Programs

The Compensation Committee carefully monitors compensation levels to ensure they reflect an appropriate balance of pay-for-performance within acceptable risk parameters.  Based on current and evolving best practices guidance, the Compensation Committee conducted a compensation risk assessment of the various elements of the Company's overall compensation program (including incentive compensation programs).  In its analysis, the Compensation Committee reviewed, with input from management, the Company's compensation programs including appropriate internal controls to mitigate or reduce risk.  Based on its review, the Compensation Committee determined that the Company's compensation programs and policies do not create excessive and unnecessary risk taking.  In addition to review by the Compensation Committee, the Board maintains proper policies and procedures to ensure ongoing management and assessment of compensation practices as they relate to risk.

2018 Compensation Updates

Based in part on the analysis of Lockton and the input of management, the Compensation Committee desired, with the proposed changes, to set the named executive officers' total direct compensation opportunity in line with or slightly below the 50th percentile of its peers.  Accordingly, the Compensation Committee approved certain base salary increases and long-term incentive awards, as noted below.  No adjustments were made to the target percentage levels of the performance-based Executive Bonus Plan.

Base Salary Increases

Effective as of April 1, 2018, the Compensation Committee approved increases in the base salaries of Mr. Davis, Ms. Henely and Mr. Martin to $625,000, $410,000 and $362,000, respectively. The  Compensation Committee approved these increases as being consistent with the Compensation Committee's desire to remain competitive and as a reflection of the executive's role within the Company.

Long-Term Incentive Awards

On February 20, 2018, the Compensation Committee also approved the following long-term incentive awards of restricted stock to the named executive officers: Mr. Davis, $3,125,000; Ms. Henely, $1,127,500; and Mr. Martin, $995,500, with the grant date to be the first business day following the Company's earnings release for the fourth quarter of 2017. Under the terms of the restricted stock award agreements, one-third of the shares subject to an award will vest on each anniversary of March 2, 2018 with the final tranche vesting on March 2, 2021, provided the named executive officer continues his or her employment with the Company through the applicable vesting dates.

The Compensation Committee will consider the results of the "say on pay" vote at the Meeting in making compensation decisions for 2018.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
James R. Kackley, Chairman
Ralph C. Derrickson
David S. Lundeen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are James R. Kackley, Ralph C. Derrickson and David S. Lundeen.  No member of the Compensation Committee in 2017 was, or had ever been, an officer or employee of the Company or any of its subsidiaries, or had any substantial business dealings with the Company.  In addition, no "compensation committee interlocks" existed during 2017, that is no member of the Compensation Committee or the Board was an executive officer of another company on whose compensation committee or board any of the executive officers served.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2015, 2016, and 2017, including the Principal Executive Officer, which is the CEO, the Principal Financial Officer, which is the CFO, and the other most highly compensated executive officer, the COO, based on total compensation.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Stock Options ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
Jeffrey S. Davis	2017	$596,587	$300,000	$2,384,315	$-	$450,000	$30,203	(5)	$3,761,105
President, Chief Executive Officer and Chairman	2016	$568,750	$-	$2,274,899	$-	$-	$22,417		$2,866,066
	2015	$537,500	$-	$2,200,015	$-	$-	$16,060		$2,753,575
Kathryn J. Henely	2017	$393,635	$98,750	$1,079,151	$-	$148,125	$10,249		$1,729,910
Chief Operating Officer	2016	$382,500	$-	$1,047,435	$-	$-	$9,806		$1,439,741
	2015	$366,250	$-	$1,031,009	$-	$-	$9,718		$1,406,977
Paul E. Martin	2017	$347,952	$70,000	$956,214	$-	$100,000	$10,737		$1,484,903
Chief Financial Officer	2016	$332,500	$-	$910,937	$-	$-	$10,333		$1,253,770
	2015	$322,500	$-	$893,012	$-	$-	$10,094		$1,225,606

(1)
Amounts reflect supplemental bonuses paid to named executive officers as a result of the one-time benefit the Company received under the 2017 Tax Act and to facilitate retention of the Company's executive employees.

(2)
Amounts listed represent the aggregate grant date fair value, with respect to restricted stock awards, computed in accordance with ASC Topic 718.  In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of the 2017 amounts were disclosed in Notes 2 and 8 to the Company's consolidated financial statements for 2017, included in the Company's Annual Report on Form 10-K filed with the SEC on March 1, 2018.

(3)	Amounts are earned and accrued during the fiscal year indicated and paid subsequent to the end of the fiscal year pursuant to the Company's performance-based Executive Bonus Plan.
(4)
Other than as noted in footnote (5), the amounts listed represent the value of the Company's matching contributions under the 401(k) Plan, Company-paid standard life insurance premiums, and cell phone allowances.  The named executive officers, from time to time, received certain immaterial personal benefits or other compensation items from the Company; however, in no case did the value of these items exceed $10,000 in the aggregate.

(5)
As part of his overall compensation, Mr. Davis received matching contributions of $6,102 from the Company under the 401(k) Plan, Company-paid life and disability insurance premiums of $21,440, Company-paid standard life insurance premiums of $1,041, and a $1,620 cell phone allowance.

The table below summarizes the 2017 total compensation mix for the named executive officers by pay element:

PERCENT OF 2017 TOTAL COMPENSATION BY PAY ELEMENT
Name	Base Salary	Incentive Compensation (1)	Supplemental Bonus (2)	Other Compensation
Jeffrey S. Davis	16%	75%	8%	Less than 1%

Kathryn J. Henely	23%	71%	6%	Less than 1%

Paul E. Martin	23%	71%	5%	Less than 1%

(1)	Includes restricted stock awards under the Incentive Plan and payments under the performance-based Executive Bonus Plan.
(2)
Includes supplemental bonuses paid to named executive officers as a result of the one-time benefit the Company received under the 2017 Tax Act and to facilitate retention of the Company's executive employees.

Employment Agreements

Mr. Davis

The Company entered into an employment agreement with Mr. Davis effective January 1, 2018 that expires on December 31, 2020. Mr. Davis's employment agreement provides for the following compensation:

•	An annual salary of $600,000 that may be increased by the Board from time to time;
•	An annual performance bonus of up to 300% of Mr. Davis's annual salary in the event the Company achieves certain performance targets;
•
Entitlement to participate in such insurance, disability, health, and medical benefits and retirement plans or programs as are from time to time generally made available to our executive employees, pursuant to our policies and subject to the conditions and terms applicable to such benefits, plans or programs;

•
Severance benefits, if Mr. Davis's employment with the Company is terminated by the Company without cause (as defined in the agreement) either before or after a change in control, of a lump-sum payment equal to two years' annual salary and Mr. Davis's target bonus for the year in which termination of employment occurs, acceleration of option and restricted stock vesting, and welfare benefits for one year following termination;

•
Severance benefits of a lump-sum payment equal to two years' annual salary and Mr. Davis's target bonus, and welfare benefits for one year following resignation if Mr. Davis voluntarily resigns after a constructive termination, as defined in the agreement;

•	Death and disability benefits, including a payment of one year's base salary and one year's target bonus; and
•	100% of all unvested options and restricted shares vest upon a change in control.

Mr. Davis has agreed to refrain from competing with the Company for a period of three years following the termination of his employment. Mr. Davis's compensation is subject to review and adjustment on an annual basis in accordance with the Company's compensation policies as in effect from time to time. Mr. Davis's annual salary was increased to $625,000 in February 2018.

Mr. Martin

The Company entered into an employment agreement with Mr. Martin effective January 1, 2018 that expires on December 31, 2020. Mr. Martin's employment agreement provides for the following compensation:

•	An annual salary of $350,000 that may be increased by the CEO, with approval by the Board or its Compensation Committee, from time to time;
•	An annual performance bonus of up to 120% of Mr. Martin's annual salary in the event the Company achieves certain performance targets;
•
Entitlement to participate in such insurance, disability, health, and medical benefits and retirement plans or programs as are from time to time generally made available to executive employees of the Company, pursuant to the policies of the Company and subject to the conditions and terms applicable to such benefits, plans or programs;

•
Severance benefits, if Mr. Martin's employment with the Company is terminated by the Company without cause (as defined in the agreement) or if Mr. Martin voluntarily resigns after a constructive termination (as defined in the agreement), of a lump-sum payment equal to one year's annual salary, continued vesting of restricted stock, and welfare benefits for one year following termination;

•
Severance benefits if Mr. Martin's employment with the Company is terminated by the Company without cause (as defined in the agreement) within the first year after a change in control equal to one year's annual salary and immediate vesting of all remaining unvested restricted stock previously awarded to Mr. Martin and welfare benefits for one year following termination; and

•	50% of all unvested options and restricted shares vest upon a change in control.

Mr. Martin has agreed to refrain from competing with the Company for a period of three years following the termination of his employment. Mr. Martin's compensation is subject to review and adjustment on an annual basis in accordance with the Company's compensation policies as in effect from time to time. Mr. Martin's annual salary was increased to $362,000 in February 2018.

GRANTS OF PLAN-BASED AWARDS

The following table reflects awards granted to the named executive officers during 2017 under the Company's equity and non-equity incentive plans:

2017 GRANTS OF PLAN-BASED AWARDS
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Stock (#)(2)	Awards ($)(3)
Jeffrey S. Davis	3/2/2017	$-	$-	$-	130,719	$2,384,315
	N/A	-	1,200,000	1,800,000	-	-
Kathryn J. Henely	3/2/2017	-	-	-	59,164	1,079,151
	N/A	-	395,000	592,500	-	-
Paul E. Martin	3/2/2017	-	-	-	52,424	956,214
	N/A	-	280,000	420,000	-	-

(1)
Reflects the target and maximum bonus award amounts that could potentially be earned by each named executive officer under the 2017 Executive Bonus Plan based on 2017 performance, as described in the "Annual Incentive Cash Bonus Compensation" section following this table.

(2)
Reflects the Compensation Committee's grant of restricted shares to the named executive officers on March 2, 2017 in the respective amounts listed in the table.  The terms of these restricted share awards are described in the section entitled "Restricted Share Award Terms" below.

(3)	The grant date fair value is based on the per share closing market price of the Common Stock on March 2, 2017 (the date of grant) of $18.24.

Annual Incentive Cash Bonus Compensation

Bonuses available to the named executive officers as an annual incentive bonus under the 2017 Executive Bonus Plan are based upon pre-set percentages of salary and are earned by reaching certain target performance levels, which are subject to adjustment by the Compensation Committee based on acquisitions and other extraordinary or non-recurring items.  Final overall funding decisions are made after the year-end by the Compensation Committee, which may exercise its discretion to adjust downward the amounts to be paid to the participants.

In February 2017, the Compensation Committee established the targets for the named executive officers under the 2017 Executive Bonus Plan.  The table below lists the potential bonus awards as a percent of base salary for the named executive officers as reflected in the "2017 Grants of Plan-Based Awards" table:

	Target Bonus Percentage	Maximum Bonus Percentage
CEO	200%	300%
COO	100%	150%
CFO	80%	120%

    The named executive officers may share in every dollar of earnings above the targets established pursuant to the 2017 Executive Bonus Plan up to the maximum bonus percentage set for each.  The named executive officers may receive up to the maximum bonus percentage to the extent the Adjusted GAAP EPS target is exceeded up to 1.5 times the target.  The Compensation Committee has the discretion to decrease bonus amounts, even if the target is met or exceeded. In order to meet this target, the Company's Adjusted GAAP EPS must meet the predetermined target after considering the estimated bonus payout. Please refer to the section entitled "Performance-Based Executive Bonus Plan" on page 10 for additional information regarding the predetermined target.  For 2017, the Company achieved $1.23 Adjusted GAAP EPS, which surpassed the threshold target level. However, the Compensation Committee, at management's recommendation, reduced the funding of the bonus plan and paid cash incentive bonus compensation at 37.5% of the target funding level based on the Company's performance with respect to certain key metrics.

Restricted Share Award Terms

The restricted shares awarded to the named executive officers on March 2, 2017 were granted under the Amended and Restated Perficient, Inc. 2012 Long Term Incentive Plan (as amended, the  "Incentive Plan").  Under the terms of the restricted share award agreements, one-third of the shares subject to an award will vest on each anniversary of March 2, 2017 with the final tranche vesting on March 2, 2020, provided the named executive officer continues his or her employment with the Company through the applicable vesting dates.

In the event of a recipient's termination of employment with the Company for any reason (including death or disability) prior to full vesting of the restricted shares, restricted shares that have not vested as of the date of termination will be null and void and will be forfeited to the Company, unless the terms of the recipient's employment agreement provide otherwise.  The employment agreements for Messrs. Davis and Martin provide for accelerated vesting of equity awards such as the restricted share awards in the case of certain involuntary terminations or upon the occurrence of a change in control.  These acceleration provisions are described below in the section of this Proxy Statement entitled "Potential Payments upon Termination and/or Change in Control."

Dividends are payable on restricted shares once vested at the same rate and at the same time that dividends are paid to stockholders generally; however, we have never declared or paid any cash dividends on our common stock. Our credit facility currently restricts the payment of cash dividends. Any future determination as to the declaration and payment of dividends will be made at the discretion of our Board of Directors and will depend on our earnings, operating and financial condition, capital requirements and other factors deemed relevant by our Board of Directors, including the applicable requirements of the Delaware General Corporation Law.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents the number and market value of unvested restricted share awards held by each named executive officer as of December 31, 2017:

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Name

Jeffrey S. Davis	36,944	(2)	$704,522
	76,020	(3)	1,449,701
	130,719	(4)	2,492,811

Kathryn J. Henely	17,313	(2)	330,159
	35,002	(3)	667,488
	59,164	(4)	1,128,257

Paul E. Martin	14,996	(2)	285,974
	30,440	(3)	580,491
	52,424	(4)	999,726

(1)			Based on the per share closing market price of $19.07 of the Common Stock on December 29, 2017.
(2)
Represents awards of restricted shares made to the named executive officers on March 3, 2015. One-third of the restricted shares subject to each award vests on each anniversary of March 3. The final tranche vested on March 3, 2018.

(3)
Represents awards of restricted shares made to the named executive officers on March 4, 2016. One-third of the restricted shares subject to each award vests on each anniversary of March 4 with the final tranche vesting on March 4, 2019.

(4)
Represents awards of restricted shares made to the named executive officers on March 2, 2017. One-third of the restricted shares subject to each award vests on each anniversary of March 2 with the final tranche vesting on March 2, 2020.

STOCK AWARDS VESTED

The following table presents stock awards vested on behalf of the named executive officers during 2017:

2017 STOCK AWARDS VESTED
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Jeffrey S. Davis	106,974	(2)	$1,910,556

Kathryn J. Henely	49,783	(3)	889,124

Paul E. Martin	44,086	(4)	787,376

(1)
Calculated as the aggregate market value on the date of vesting of the shares with respect to which restrictions lapsed during 2017 (calculated before payment of any applicable withholding or other income taxes).

(2)
Mr. Davis was granted: (i) 96,061 shares on March 4, 2014, a portion of which vested on March 4, 2017 when the market price of the Company's stock was $17.86; (ii) 110,832 shares on March 3, 2015, a portion of which vested on March 3, 2017 when the market price of the Company's stock was $17.86; and (iii) 114,030 shares on March 4, 2016, a portion of which vested on March 4, 2017 when the market price of the Company's stock was $17.86.

(3)
Ms. Henely was granted: (i) 44,909 shares on March 4, 2014, a portion of which vested on March 4, 2017 when the market price of the Company's stock was $17.86; (ii) 51,940 shares on March 3, 2015, a portion of which vested on March 3, 2017 when the market price of the Company's stock was $17.86; and (iii) 52,503 shares on March 4, 2016, a portion of which vested on March 4, 2017 when the market price of the Company's stock was $17.86.

(4)
Mr. Martin was granted: (i) 41,607 shares on March 4, 2014, a portion of which vested on March 4, 2017 when the market price of the Company's stock was $17.86; (ii) 44,988 shares on March 3, 2015, a portion of which vested on March 3, 2017 when the market price of the Company's stock was $17.86; and (iii) 45,661 shares on March 4, 2016, a portion of which vested on March 4, 2017 when the market price of the Company's stock was $17.86.

PENSION BENEFITS

The Company does not sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans, for the named executive officers.

NON-QUALIFIED DEFERRED COMPENSATION

The following table summarizes information regarding the Company's named executive officers' participation in the Perficient, Inc. Executive Deferred Compensation Plan (the "Deferred Compensation Plan").

2017 NON-QUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions ($)(1)	Company Contributions ($)	Aggregate Earnings ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2017 ($)
Jeffrey S. Davis	$-	$-	$-	$-	$-

Kathryn J. Henely	-	-	-	-	-

Paul E. Martin	17,398	-	87,710	-	485,226

(1)	All amounts reported as contributions in this column have been reported in the Salary column of the "Summary Compensation Table" at page 13.
(2)
The amounts in this column represent the aggregate earnings that accrued during 2017 on amounts of salary deferred at the election of the named executive officer pursuant to the Deferred Compensation Plan.  These earnings have not been reported as compensation to the named executive officers in the "Summary Compensation Table" at page 13.

The Deferred Compensation Plan allows each participant to contribute up to 80% of base salary and commissions and 100% of annual incentive bonus payments.  Contributions may be made to either the retirement account or the in-service account of the participant; however, no contributions may be made to a participant's in-service account during a deferral period when amounts are scheduled to be distributed from that account.  Also, if the Compensation Committee determines that a participant has incurred a financial hardship, it may terminate the participant's deferrals.

The Company may, in its discretion, provide a matching contribution of 25% of the participant's contribution to the Deferred Compensation Plan up to the first 6% of a participant's compensation (including base salary and bonus or incentive compensation); however, any matching contribution under the Deferred Compensation Plan will be reduced by the amount of matching contributions actually made on the participant's behalf under the Company's 401(k) Plan.  Matching contributions vest annually over a three-year period.  The Company may also make discretionary contributions on behalf of participants in the Deferred Compensation Plan, which will be in the amounts and will vest in accordance with the schedule determined by the Company.  The Company made no matching contributions to the Deferred Compensation Plan in 2017.

The Deferred Compensation Plan permits each participant to make investment allocation choices for both the participant's contributions and any Company matching or discretionary contributions made on the participant's behalf among the investment choices designated by the Company, which earn market rates of return.  Participants are permitted to change their investment elections on a daily basis.

A participant will receive a distribution of amounts deferred in a particular year upon the earlier to occur of: (i) the time specified in the participant's deferral commitment election with respect to the participant's in-service account; (ii) his termination of employment; or (iii) his death or disability.  In addition, a participant may receive a distribution if the Compensation Committee determines that the participant has experienced a financial hardship, to the extent reasonably necessary to satisfy the participant's needs. Upon a participant's termination of employment, the participant's benefits under the Deferred Compensation Plan shall be paid to him as soon as administratively practicable following the date of the participant's termination of employment, unless the participant constitutes a "specified employee" (within the meaning of Section 409A of the Code), in which case the initial payment will be made no earlier than the first day of the seventh month following the participant's termination.  A participant's vested benefits may, at the option of the participant, be distributed in one cash lump sum payment, or in up to a maximum of 15 annual installments (or a maximum of five annual installments with respect to the participant's in-service account).  Certain small account balances (a retirement account balance of less than $50,000 and an in-service account balance of less than $25,000) will be paid in a lump sum regardless of the participant's election.

Potential Payments upon Termination and/or Change in Control

As part of their employment agreements, Messrs. Davis and Martin have certain provisions detailing payments due to them in the event of termination of their employment with the Company, including the resulting compensation from a change in control.

Mr. Davis

Mr. Davis's employment agreement provides for the following death, disability, severance, and change in control benefits (certain applicable definitions are set forth below):

•	Death benefits of a lump-sum payment equal to one year's annual salary and Mr. Davis's Target Bonus;
•	Disability benefits paid over 12 months of one year's annual salary and Mr. Davis's Target Bonus;
•
Severance benefits, if Mr. Davis's employment with the Company is terminated by the Company in a Without Cause Termination either before or after a Change in Control, of a lump-sum payment equal to two years' annual salary and Mr. Davis's Target Bonus for the year in which termination of employment occurs, acceleration of option and restricted stock vesting, and welfare benefits for one year following termination;

•
Severance benefits of a lump-sum payment equal to two years' annual salary and Mr. Davis's Target Bonus, and welfare benefits for one year following resignation if Mr. Davis voluntarily resigns after a Constructive Termination; and

•	Immediate vesting of 100% of all unvested stock option grants and restricted stock grants previously awarded to Mr. Davis upon the occurrence of a Change in Control.

To the extent payments and benefits to Mr. Davis in connection with a change in control would constitute "excess parachute payments" for purposes of Section 280G of the Code subject to excise taxes, Mr. Davis can elect to receive a lesser amount and eliminate the accelerated vesting of his unvested stock options and restricted stock in order to decrease or eliminate the excise taxes.

Mr. Martin

Mr. Martin's employment agreement provides for the following severance and change in control benefits (certain applicable definitions are set forth below):

•
Severance benefits, if Mr. Martin's employment with the Company is terminated by the Company in a Without Cause Termination or if Mr. Martin voluntarily resigns after a Constructive Termination, of a lump-sum payment equal to one year's annual salary, continued vesting of restricted stock, and welfare benefits for one year following termination;

•	Immediate vesting of 50% of all unvested restricted stock grants previously awarded to Mr. Martin upon the occurrence of a Change in Control; and
•
Severance benefits if Mr. Martin's employment with the Company is terminated by the Company pursuant to a Without Cause Termination within the first year after a Change in Control equal to one year's annual salary and immediate vesting of all remaining unvested restricted stock previously awarded to Mr. Martin.  In addition, the Company will provide welfare benefits for one year following termination.

The employment agreements for Messrs. Davis and Martin generally use the following terms:

"Change in Control" means: (a) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (b) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company, that together with stock of the Company acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company; (c) a majority of the members of the Company's Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's Board of Directors before the date of the appointment or election; or (d) one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

This definition of Change in Control is to be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Code.

"Constructive Termination" means his voluntary termination of his employment with the Company following: (i) a material diminution in his base compensation (including benefits); (ii) a material reduction of his performance-based target bonus or other incentive programs; (iii) a relocation of his place of employment of more than 50 miles without his consent; or (iv) a failure of the Company to renew the term of this Agreement following the expiration thereof, or to offer him employment under the terms and conditions of a replacement agreement, on terms and conditions no less favorable to him as under the then existing terms and conditions of the employment agreement; in each case where the condition is not remedied or corrected by the Company within 30 days after he sends notice to the Company in writing specifying the reason why he claims there exists grounds for a Constructive Termination, and he sends the notice within ninety days of discovering the existence of the condition that gives rise to a right to claim a Constructive Termination.

"Disability" means he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

"Termination for Cause" means a termination of the executive's employment by reason of: (a) the repeated or willful failure of the executive to substantially perform his duties that has not been cured after written demand from, with regard to Mr. Davis, the Board, and with regard to Mr. Martin, the CEO; (b) conviction of; entering a plea of guilty or  nolo contendere to, a crime involving moral turpitude or dishonesty or to any other crime that constitutes a felony; (c) executive's intentional misconduct, gross negligence or material misrepresentation in the performance of his duties to the Company; or (d) material breach by executive of any written covenant or agreement with the Company including any covenants not to compete or to non-disclosure of confidential information.

"Without Cause Termination" means a termination of the executive's employment by the Company other than due to (a) Termination for Cause; (b) Disability; (c) death; or (d) the expiration of the employment agreement.

Under the employment agreements with Messrs. Davis and Martin, each executive would be entitled to receive the estimated benefits described below. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the aforementioned executives, which would only be known at the time that they become eligible for payment and would only be payable if the events set forth in the table below occur.

Quantification of Potential Payments Upon Termination and/or Change in Control

The table below reflects the amount that could be payable under the various arrangements assuming that the triggering event set forth in the title of each column occurred on December 31, 2017. Any actual payments that may be made pursuant to the arrangements described above are dependent on various factors, which may or may not exist at the time a termination of employment or change in control actually occurs.

POTENTIAL PAYMENTS UPON TERMINATION AND/OR CHANGE IN CONTROL
Name (1)	Severance/ Change in Control Payment	Accelerated Restricted Stock Vesting (2)	Accelerated Stock Option Vesting	Continuation of Benefits (3)	Tax Gross-up Payment	Total
Jeffrey S. Davis (4)	$2,400,000	$4,647,034	$-	$11,264	$-	$7,058,298

Paul E. Martin (5)	$350,000	$1,866,191	$-	$11,264	$-	$2,227,455

(1)	Ms. Henely is not included in this table since she does not have an arrangement with the Company in the event of termination of her employment with the Company, including upon a change in control.
(2)	Calculated using the closing market price per share of $19.07 of the Common Stock on December 29, 2017 for the total number of restricted shares accelerated.
(3)
Represents the estimated present value of all future payments of premiums for benefits which would be paid on behalf of the specified executive officers under the Company's medical, disability, life, and dental insurance programs.

(4)
Upon a without cause termination, Mr. Davis would receive each of the payments and benefits listed in the table above. Upon Mr. Davis's death or disability, he would receive the severance payment only. If Mr. Davis voluntarily resigns upon the occurrence of a constructive termination, he would receive the severance payment and the continuance of benefits listed in the table above. If a change in control were to occur, 100% of Mr. Davis's unvested restricted stock would immediately vest. If Mr. Davis were to terminate his employment with the Company voluntarily or be terminated by the Company for cause, he would receive no compensation except his unpaid salary and bonus earned through the termination date.

(5)
Upon a without cause termination, Mr. Martin would receive each of the payments and benefits listed in the table above. Upon Mr. Martin's death, he would not be entitled to a severance payment. If Mr. Martin voluntarily resigns upon the occurrence of a constructive termination, he would receive the severance payment and the continuance of benefits listed in the table above. Upon the occurrence of a change in control, 50% of Mr. Martin's unvested restricted stock would immediately vest. If Mr. Martin were to terminate his employment with the Company voluntarily or be terminated by the Company for cause, he would receive no compensation except his unpaid salary and bonus earned through the termination date.

Pay Ratio Disclosure Rule

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act  of 2010, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee's annual total compensation to the total annual compensation of the principal executive officer (‟PEO").  The Company's PEO is Jeffrey S. Davis, Chief Executive Officer.  The purpose of the new required disclosure is to provide a measure of the equitability of pay within the organization.  The result are as follows:

Median Employee total annual compensation	$96,193
Jeffery S. Davis (‟PEO") total annual compensation	$3,761,105
Ratio of PEO to Median Employee Compensation	39.1 : 1.0

In determining the median employee, a listing was prepared of all employees as of October 1, 2017.  The Company excluded employees from the United Kingdom and Canada, as they comprised less than 5% of total employees.  The Company used gross annual pay per its payroll records, including stock compensation to determine the median employee. The Company annualized the compensation of employees that were hired prior to 2017. The median employee was selected from this annualized list.  As of October 1, 2017 the Company employed 2,078 persons in the United States, China, and India, excluding employees from the United Kingdom and Canada.

Comparative Stock Performance

The following graph compares the cumulative five-year total stockholder return on the Common Stock from December 31, 2012 through December 31, 2017, with the cumulative total return on (i) the NASDAQ Composite Index and (ii) S&P 500 Index.  The comparison assumes the investment of $100 on December 31, 2012, in the Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends.

	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16	12/31/17
Perficient	$100.00	$198.81	$158.15	$145.33	$148.47	$161.88
NASDAQ Composite Index	$100.00	$138.32	$156.85	$165.83	$178.28	$228.63
S&P 500 Index	$100.00	$129.60	$144.36	$143.31	$156.98	$187.47

PROPOSAL 2. APPROVAL OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the stockholders of the Company are being provided with the opportunity to vote on an advisory resolution to approve the 2017 compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (including the Compensation Discussion and Analysis section (the "CD&A"), compensation tables and accompanying narrative).  Item 402 of Regulation S-K is the SEC regulation that sets forth what companies must include in their CD&A and compensation tables.  The Compensation Committee and the Board value the opinions expressed by the Company's stockholders and will carefully consider the outcome of the vote when making future compensation decisions for the named executive officers.

As described in the CD&A beginning on page 8, the Company believes that the quality, ability, and commitment of the named executive officers are significant factors contributing to the proper leadership of Perficient and driving stockholder value for the Company.  Accordingly, our executive compensation programs are designed to:

•	Attract, retain, and motivate qualified talent;
•	Motivate executives to improve the overall performance of the Company and reward executives when the Company achieves specific measurable results;
•	Encourage accountability by determining salaries and incentive awards based on the Company's collective performance and contribution;
•	Ensure compensation levels are externally competitive and create internal pay equity among executives; and
•	Align our executives' long-term interests with those of our stockholders.

Stockholders are urged to read the CD&A beginning on page 8, which more thoroughly discusses how the compensation policies and procedures implement the Company's compensation philosophy.  The Compensation Committee and the Board believe that these policies and procedures are effective in implementing the Company's compensation philosophy and in achieving its goals.

Stockholders have the opportunity to vote "FOR," "AGAINST," or "ABSTAIN" on the following advisory resolution relating to the executive compensation of our named executive officers as disclosed in this Proxy Statement:

"Resolved, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in this Proxy Statement, is hereby approved."

This vote is not intended to address a specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies, and practices as described in this Proxy Statement.  The affirmative vote of a majority of the shares of the Company's Common Stock cast in person or by proxy, excluding abstentions, on the proposal will be considered approval by the stockholders of the advisory resolution on executive compensation.

The Board recommends a vote "FOR" the proposal to approve the advisory resolution relating to the executive compensation of our named executive officers.

PROPOSAL 3. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG LLP ("KPMG") as the Company's independent registered public accounting firm for 2018.  KPMG has served as the Company's independent registered public accounting firm since 2007.  Although action by the stockholders in this matter is not required, the Audit Committee believes that in light of the critical role played by the independent registered public accounting firm in providing assurance regarding the integrity of the Company's internal controls over financial reporting, it is a matter of good practice. The affirmative vote of a majority of the shares of our Common Stock cast in person or by proxy, excluding abstentions, on the proposal will be considered approved by the stockholders.

In the event our stockholders fail to approve the proposal to appoint KPMG as the Company's independent registered public accounting firm, the Audit Committee will reconsider whether or not to retain the firm.  Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

The Board recommends a vote "FOR" the proposal to ratify the independent registered public accounting firm.

Principal Accounting Firm Fees and Services

The table below sets forth fees for professional audit services rendered by KPMG for fiscal years 2017 and 2016, as well as the fees billed with respect to audit-related, tax and all other services rendered during those periods.

	Year Ended December 31,
	2017	2016
Audit fees	$952,000	$825,000
Audit-related fees	-	33,000
Tax fees	38,000	585,000
All other fees	-	51,000
Total fees	$990,000	$1,494,000

Audit Fees. Audit fees represent fees for professional services provided in connection with the audits of the Company's annual consolidated financial statements and the operating effectiveness of internal control over financial reporting included in the Company's Annual Report on Form 10-K; the quarterly reviews of condensed consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q; statutory audits of subsidiaries; other statutory or regulatory filings; and services that are normally provided in connection with such filings.

Audit-Related Fees. Assurance and related services that are reasonably related to the performance of the audit or review of financial statements including attest or audit services that are not required.

Tax Fees. Tax fees represent all fees provided for professional services rendered by KPMG for tax compliance, tax advice and tax planning. The Company did not pay any other tax-related fees to KPMG for the years ended December 31, 2017 or December 31, 2016.

All Other Fees. All other fees represents fees for services at a foreign subsidiary related to an operational assessment of information technology security and an operational assessment of processes against leading industry and regulatory requirements.

Services. The audit report of KPMG on the Company's consolidated financial statements as of December 31, 2017 and 2016 and for each of the three years ended December 31, 2017 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. KPMG's audit report on the effectiveness of internal control over financial reporting as of December 31, 2017 indicated that in KPMG's opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017.

We expect that one or more representatives of KPMG will be present at the Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any questions.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the pre-approval of all audit services and non-audit services that are permitted by applicable laws and regulations, and that are to be performed by the Company's independent auditors. As part of those policies and procedures, the Audit Committee has pre-approved specific audit and non-audit services that may be provided by the Company's independent auditors subject to certain maximum dollar amounts. No further approval by the Audit Committee is required in advance of services falling within the specific types of services and cost-levels included in the pre-approved services. Any proposed services not specifically pre-approved or exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. No services of any kind were approved pursuant to a waiver permitted pursuant to 17 CFR 210.2-01(c)(7)(i)(C).

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of the Board by providing oversight of the financial management, legal compliance programs, independent auditors, and accounting policies and procedures of the Company. The Company's management is responsible for preparing the Company's financial statements and systems of internal control and the independent auditors are responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of the Company in conformity with U.S. GAAP. The Audit Committee is responsible for overseeing the conduct of these activities by the Company's management and the independent auditors.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements, as of and for the fiscal year ended December 31, 2017, were prepared in accordance with U.S. GAAP, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

The Audit Committee has discussed with the independent auditors matters required to be discussed by Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 1301 "Communications with Audit Committees."  The Audit Committee also received the written disclosures from the independent auditors required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence and discussed with the independent auditors their independence and related matters.

The Audit Committee also has discussed with the Company's independent auditors, with and without management present, their evaluation of the Company's internal controls over financial reporting and the overall quality of the Company's financial reporting.

In further reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board the inclusion of the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

The Audit Committee
David S. Lundeen, Chairman
Ralph C. Derrickson
James R. Kackley

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of the Common Stock as of March 26, 2018 for each director, each of the Nominee Directors, and each executive officer named in the Summary Compensation Table herein, and by all directors and executive officers of the Company as a group.

Name and Company Position	Shares Beneficially Owned (1)	Percent of Class (2)
Jeffrey S. Davis, President, CEO and Chairman	623,928	1.8%
Kathryn J. Henely, COO	246,870	*
Paul E. Martin, CFO	204,860	*
Ralph C. Derrickson, Director	36,112	*
James R. Kackley, Director	42,624	*
David S. Lundeen, Director	55,458	*
Brian L. Matthews, Director	7,141	*
Gary M. Wimberly, Director Nominee	0	*
Directors and executive officers as a group (7 active persons)	1,216,993	3.5%

(1)	Represents the Company's only class of voting Common Stock.
(2)	The percentage of Common Stock owned is based on total shares outstanding of 34,956,083 as of March 26, 2018.
*	Represents less than 1% of the Company's Common Stock outstanding as of March 26, 2018.

 Security Ownership of Certain Beneficial Owners

The following table sets forth, as of March 26, 2018, information for each entity that, to the knowledge of the Company, beneficially owned more than 5% of the Common Stock, based on statements filed with the SEC pursuant to Section 13(g) or 13(d) of the Exchange Act:

	Amount and Nature of Shares
Name and Address of Beneficial Owner	Beneficially Owned		Percent of Class (1)
BlackRock Inc.	4,457,487	(2)	12.8%
55 East 52nd Street
New York, NY 10022
Dimensional Fund Advisors LP	2,324,145	(3)	6.6%
6300 Bee Cave Rd., Building One
Austin, TX 78746
The Vanguard Group	1,991,573	(4)
100 Vanguard Blvd.
Malvern, PA 19355			5.7%
Wellington Management Group LLP	1,824,484	(5)
280 Congress Street
Boston, MA 02210			5.2%

(1)	The percentage of Common Stock owned is based on total shares outstanding of 34,956,083 as of March 26, 2018.
(2)
According to information provided to the Company in an amendment to Schedule 13G filed with the SEC on January 19, 2018.  The Schedule 13G states that the filer has sole voting power for 4,380,181 shares and sole power to dispose or to direct the disposition of all shares.

(3)
According to information provided to the Company in an amendment to Schedule 13G filed with the SEC on February 9, 2018.  The Schedule 13G states that the filer has sole voting power for 2,192,170 shares and sole power to dispose or to direct the disposition of all shares. Dimensional Fund Advisors LP disclaims beneficial ownership of these securities which are owned by various investment companies and accounts for which it serves as investment manager or sub-adviser.

(4)
According to information provided to the Company in a Schedule 13G filed with the SEC on February 9, 2018.  The Schedule 13G states that the filer has sole voting power for 40,850 shares, shared voting power for 7,953 shares, sole power to dispose or to direct the disposition of 1,946,957 shares and shared power to dispose or to direct the disposition of 44,616 shares.

(5)
According to information provided to the Company in a Schedule 13G filed with the SEC on February 8, 2018.  The Schedule 13G states that each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP has shared voting power for 1,168,465 shares and shared power to dispose or to direct the disposition of all shares.

Equity Compensation Plan Information

The following table provides information with respect to the equity securities that are authorized for issuance under the Company's compensation plans as of December 31, 2017:
Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation (#)(1)
Equity Compensation Plans Approved by Security Holders	-	$-	3,234,793
Equity Compensation Plans Not Approved by Security Holders	-	-	-
Total	-	$-	3,234,793

(1)	Represents authorized shares issuable pursuant to the Incentive Plan. Also includes 339,849 shares reserved for issuance under the Perficient, Inc. Employee Stock Purchase Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers, directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and Nasdaq. Based solely on a review of the copies of reports furnished to the Company and written representations from the Company's executive officers, directors, and persons who beneficially own more than 10% of the Company's equity securities, the Company believes that, during the preceding year, all filing requirements applicable to the Company's officers, directors, and 10% beneficial owners under Section 16(a) were satisfied.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In order to identify and address concerns regarding related party transactions and their disclosures, the Company uses Directors and Officers Questionnaires and its conduct and ethics policies.  The Company also considers the independence of its directors.  The discussion of the independence of the directors contained herein under the caption "Composition and Meetings of the Board of Directors and Committees" beginning on page 4.

Directors and Officers Questionnaires are distributed to directors and executive officers at the beginning of each fiscal year to identify any potential related-party transactions. Within the questionnaire, directors and executive officers are asked to describe any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, occurring since January 1, 2017, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any of the following had or will have a direct or indirect interest: (i) the individual; (ii) any director or executive officer of the Company; (iii) a nominee for director; (iv) an immediate family member of a director or executive officer of the Company; (v) an immediate family member of a nominee for director; (vi) a security holder of 5% or more of the Common Stock; or (vii) an immediate family member of the security holder. Responses provided within the questionnaire are reviewed by management of the Company to determine any necessary course of action. In 2017, no related party transactions were entered into except that Mr. Matthews is a greater than 5% member and officer of River City Internet Group, L.L.C. d/b/a Hostirian ("Hostirian"), a contractor that in the ordinary course of business hosts certain equipment for the Company for which the Company paid Hostirian approximately $132,000 in 2017. The Company expects that in 2018, it will continue to use Hostirian's services and pay Hostirian an amount consistent with, or less than, 2017 payments. Mr. Matthews does not have a material interest in the transaction other than in his capacity as a member and officer of Hostirian. None of our directors or director nominees are a party to any agreement or arrangement relating to compensation provided by a third party in connection with their candidacy or board service as required to be disclosed pursuant to NASDAQ Rule 5250(b)(3).

It is the policy of the Company that all employees, directors, and agents maintain the highest ethical standards and comply with all applicable legal requirements when conducting Company business. Guidelines regarding conflicts of interest are detailed in the Company's Corporate Code of Business Conduct and Ethics (the "Code of Conduct") for employees and in the Financial Code of Ethics for the CEO, CFO, and Other Senior Financial Officials (the "Financial Code of Ethics"), both adopted by the Board. These policies are available on the Company's website at www.perficient.com.  Any amendment to, or waiver of, the Financial Code of Ethics will be disclosed by the Company on its website at www.perficient.com.  All Company employees must deal with vendors, customers, and others doing business with the Company in a manner that avoids even the appearance of conflict between personal interests and those of the Company. Potential conflicts of interest may arise from any of the following:

•
A direct or indirect financial interest in any business or organization that is a Company vendor or competitor, if the employee or director can influence decisions with respect to the Company's business with respect to such business or organization; and

•	Serving on the board of directors of, or being employed in any capacity by, a vendor, competitor or customer of the Company.

Relationships, including business, financial, personal, and family, may give rise to conflicts of interest or the appearance of a conflict. Employees are encouraged to carefully evaluate their relationships as they relate to Company business to avoid conflict or the appearance of a conflict. To avoid conflicts of interest or the appearance of a conflict:

•	Employees are prohibited from directly or indirectly competing, or performing services for any person or entity in competition with, the Company.
•	Employees are required to comply with the policies set forth in the Code of Conduct regarding the receipt or giving of gifts, favors or entertainment.
•
A full-time employee is required to obtain the approval of his or her supervisor before serving as a trustee, regent, director, or officer of a philanthropic, professional, national, regional, or community organization, or educational institution.

•	Employees may not sell or lease equipment, materials or property to the Company without appropriate corporate authority.
•	Employees are required to purchase Company equipment, materials or property only on terms available to the general public.

Any employee or director who becomes aware of a conflict is required to bring it to the attention of a supervisor, management or other appropriate personnel.

Directors are expected and required to uphold the same dedication to corporate ethics as the Company's employees.

If a conflict of interest arises involving an executive officer or director, the Board must approve a waiver to the Code of Conduct and if a director has the conflict, that director must abstain from the approval.  Waivers are made on a case-by-case basis.  The Board has not adopted a formal written policy with respect to waiving conflict of interests or approving related party transactions.  In making this determination, the Board considered the infrequency in occurrence of these transactions.  Any waivers to the Code of Conduct granted to an executive officer or director shall be disclosed by the Company on its website at www.perficient.com.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Any stockholder of Perficient eligible to vote in an election may make stockholder proposals and nominations for the 2019 Annual Meeting.  In order to be considered for inclusion in the 2019 Proxy Statement and considered at the 2019 Annual Meeting, all stockholders proposals, nominations and notifications must: (i) comply with the procedures set forth in Perficient's bylaws; and (ii) be appropriately received by the Secretary of Perficient on or before December 12, 2018.

Pursuant to the bylaws of Perficient, nominations of persons for election to the Board may be made at a meeting of stockholders by or at the direction of the Board or by any stockholder entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in the bylaws.  Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to notice in writing to the Secretary of the Company, and must be received by the Secretary of Perficient on or before December 12, 2018.  Such stockholder's notice shall set forth:

(1) the name, age, business address and residence address of such person;

(2) the principal occupation or employment of such person;

(3) the class and number of shares of the Company which are beneficially owned by such person;

(4) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and

(5) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required in each case pursuant to Regulation 14A of the Exchange Act (including without limitation such person's written consent to being named in the Proxy Statement, if any, as a nominee and to serve as a director if elected).

Any nominations received from stockholders must be in full compliance with applicable laws and with the bylaws of Perficient.

OTHER MATTERS

The Board does not intend to bring any matters before the Meeting other than those stated in this Proxy Statement, and is not aware that any other matters will be presented for action at the Meeting. If any other matters come before the Meeting, the persons named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy. Whether or not you plan to attend the Meeting in person, please promptly complete, sign, date, and return a proxy card or vote your proxy by telephone or the Internet according to the instructions on your proxy card.

PERFICIENT, INC.
555 MARYVILLE UNIVERSITY DRIVE
SUITE 600
ST. LOUIS, MO 63141
ATTN: HOLLIE STEVENSON

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote "FOR" the following:

1. Election of Directors

Nominees	For	Against	Abstain
01 Jeffrey S. Davis	☐	☐	☐
02 Ralph C. Derrickson	☐	☐	☐
03 James R. Kackley	☐	☐	☐
04 David S. Lundeen	☐	☐	☐
05 Brian L. Matthews	☐	☐	☐
06 Gary M. Wimberly	☐	☐	☐

The Board of Directors recommends you vote "FOR" proposals 2 and 3.

	For	Against	Abstain
2. Proposal to approve, on an advisory basis, a resolution relating to the 2017 compensation of the named executive officers.	☐	☐	☐
3. Proposal to ratify KPMG LLP as Perficient, Inc.'s independent registered public accounting firm for the 2018 fiscal year.	☐	☐	☐

NOTE: This proxy may be voted, in the discretion of the proxies, on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000361597_1 R1.0.1.17